Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Management and Supervisory Board

Allianz SE:

We consent to the use of our report dated April 6, 2006 with respect to the consolidated balance sheets of Allianz and its subsidiaries (collectively, the “Allianz Group”), as of December 31, 2005 and 2004, and the related consolidated income statements, consolidated statements of changes in shareholders’ equity, and consolidated cash flow statements for each of the years in the three-year period ended December 31, 2005, and the financial statement schedules I, II, III, and IV as included in the December 31, 2005 Form 20-F incorporated herein by reference.

/s/ KPMG Deutsche Treuhand-Gesellschaft

     Aktiengesellschaft

     Wirtschaftsprufungsgesellschaft

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprufungsgesellschaft

Munich, Germany

January 10, 2007